As filed with the Securities and Exchange Commission on January 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CO-DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Utah	46-2609396
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2401 S. Foothill Drive, Suite D

Salt Lake City, Utah 84108

(Address of Principal Executive Offices) (Zip Code)

Co-Diagnostics, Inc. 2025 Equity Incentive Plan

(Full title of the plan)

Brian Brown

Chief Financial Officer

Co-Diagnostics, Inc.

2401 S. Foothill Drive

Salt Lake City, Utah 84109

(Name and address of agent for service)

(385) 831-7576

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Kevin Ontiveros, Esq.	David F. Marx
General Counsel	Daniel P. Lyman
2401 S. Foothill Drive Salt Lake City, Utah 84109 Telephone: (801) 450-7001	Dorsey & Whitney LLP 111 South Main Street, Suite 2100 Salt Lake City, Utah 84111

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Co-Diagnostics, Inc. 2025 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement of Co-Diagnostics, Inc., a Utah corporation (the “Company” or the “Registrant”) the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025;

●	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025;

●	The Company’s Current Reports on Form 8-K filed with the SEC on January 10, 2025, February 21, 2025, April 28, 2025, May 29, 2025; July 11, 2025, September 18, 2025, October 20, 2025, October 29, 2025, December 5, 2025, December 30, 2025, and January 13, 2026;

●	The description of the Company’s common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on July 11, 2017, pursuant to Section 12(b) of the Exchange Act, as updated by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock registered hereunder have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 or 7.01 or any related Item 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings, at no cost, by writing or telephoning the Company at:

Co-Diagnostics, Inc.

2401 S. Foothill Drive

Salt Lake City, Utah 84109

Telephone: (801) 438-1036.

Attention: Investor Relations

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provide that to the fullest extent permitted by the Registrant’s bylaws (the “Bylaws”) or the Utah Revised Business Corporation Act, as amended (the “Act”), or any other applicable law, as either may be amended, a director shall have no liability to the Registrant or its shareholders for monetary damages for conduct, any action taken, or any failure to take any action as a director. As permitted by the Act, directors will not be personally liable to the Registrant or the Registrant’s shareholders for monetary damages for any action taken or any failure to take action as a director except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the Registrant or its shareholders; (c) an unlawful distribution in violation of Section 16-10a-842 of the Act; or (d) an intentional violation of criminal law.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, the Bylaws provide that:

●	the Registrant will indemnify its directors to the fullest extent permitted by the Act, including advancing expenses in connection with legal proceedings, subject to limited exceptions; and

●	the Registrant may, to the extent permitted by the Act, by action of its board of directors, agree to indemnify officers, employees and other agents of the Registrant and may advance expenses to such persons.

The Registrant has entered into indemnification agreements with each of the Registrant’s executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, the Registrant will indemnify each of its executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnity in connection with any proceeding in which a right to indemnification is available.

The Registrant maintains general liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control the Registrant, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage shareholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty, or may have the practical effect in some cases of eliminating the Registrant’s shareholders’ ability to collect monetary damages from its directors and officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
3.1	Articles of Incorporation		Draft Registration Statement (Exhibit 3.1)	01/12/17	377-01467

3.1.1	Amendment to the Articles of Incorporation		Draft Registration Statement (Exhibit 3.1.1)	01/12/17	377-01467

3.1.2	Articles of Amendment to Articles of Incorporation		Form 8-K (Exhibit 3.2)	01/03/19	001-38148

3.1.3	Articles of Amendment		Form 10-K (Exhibit 3.1.3)	03/24/22	001-38148

3.1.4	Articles of Amendment		Form 8-K (Exhibit 3.1)	12/30/25	001-38148

3.2	Amended and Restated Bylaws of Co-Diagnostics, Inc.		Form 10-K (Exhibit 3.2)	03/27/25	001-38148

10.1	Co-Diagnostics, Inc. 2025 Equity Incentive Plan	X

5.1	Opinion of Legal Counsel	X

23.1	Consent of Independent Registered Public Accounting Firm,	X

23.2	Consent of Counsel (included in Exhibit 5.1)	X

24.1	Power of Attorney (included in signature page)	X

107	Filing Fee Table	X

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on this 21st day of January, 2026.

CO-DIAGNOSTICS, INC.

BY:	/s/ Dwight Egan
Dwight Egan
Chief Executive Officer, President and Director (Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Dwight Egan and Brian Brown, and each of them singly, her or his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them singly, for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Co-Diagnostics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND SIGNATURE	TITLE	DATE

/s/ Dwight Egan
Dwight Egan	Chief Executive Officer, President and Director	January 21, 2026
(Principal Executive Officer)
/s/ Brian Brown
Brian Brown	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 21, 2026

/s/ Eugene Durenard
Eugene Durenard	Director	January 21, 2026

/s/ Edward Murphy
Edward Murphy	Director	January 21, 2026

/s/ James Nelson
James Nelson	Director	January 21, 2026

/s/ Richard Serbin
Richard Serbin	Director	January 21, 2026